Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWSTAR REPORTS FIRST QUARTER 2011 RESULTS AND ANNOUNCES

STOCK REPURCHASE PROGRAM

•	Adjusted net income was $1.2 million, or $0.02 per diluted share

•	GAAP net income was $0.9 million, or $0.02 per diluted share

•	New loan origination volume was $160 million

•	Net interest margin was consistent at 4.03%

•	Credit profile remained stable as NPAs declined 7.5%

•	Approved new $10 million share repurchase program

•	Book value per share increased to $11.04

Boston, May 4, 2011 – NewStar Financial, Inc. (NASDAQ: NEWS), a specialized commercial finance company, today reported adjusted net income for the first quarter of 2011 of $1.2 million, or $0.02 per diluted share. On a GAAP basis, the Company reported net income of $0.9 million, or $0.02 per diluted share, which reflected $0.3 million after-tax non-cash equity compensation expense related to the 2006 IPO. The company also announced that its Board of Directors has authorized the repurchase of up to $10 million of the company’s common stock from time to time on the open market or in privately negotiated transactions.

“Adjusted net income (loss)” and other non-GAAP financial measures used in this release are defined under “Non-GAAP Financial Measures” on page 5. Reconciliations between GAAP and adjusted (non-GAAP) measures can be found in the attached financial tables.

“I am pleased to report that our book value per share increased $0.08 to $11.04 in the quarter and that our board of directors has authorized a new $10 million share repurchase program. Although our financial results were dampened by the impact of unfavorable outcomes in certain loan workouts this quarter, we maintained an otherwise stable credit profile. Specific provisions were down from the prior quarter and we did not place any new loans on non-accrual. NPAs declined 7.5% and most other metrics were consistent with the prior quarter,” said Tim Conway, Chairman and Chief Executive Officer. “New loan origination volume was at a level consistent with our expectations and we made significant progress in building a strong pipeline of new opportunities in our asset-based lending and equipment finance businesses,” he added. “With capital ratios at 30% and increasing liquidity from balance sheet initiatives, we are well positioned to take steps to enhance shareholder value, including share repurchases and the acquisition or build-out of specialized lending platforms in key markets,” he concluded.

Commenting on the stock repurchase program, NewStar CFO John Bray added, “This buyback program reflects our strong belief in the intrinsic value of the company and demonstrates our commitment to improving the investment value of our stock as we continue to benefit from the economic recovery and capitalize on strategic opportunities consistent with our core strengths.”

Stock Repurchase Program

•	NewStar’s Board of Directors has authorized a $10 million stock repurchase program.

•

The timing and amount of any shares repurchased will be determined by the company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time.

•	Any repurchased shares will be available for use in connection with the company’s equity incentive stock plan and for other corporate purposes.

•	The company also expects to establish from time to time 10b5-1 trading plans that will provide flexibility as it buys back its shares.

•	NewStar Financial, Inc. had approximately 50.5 million shares of common stock outstanding as of March 31, 2011.

Loan Credit Quality

•	The provision for credit losses increased to $6.3 million in the first quarter of 2011 compared to an $0.8 million reversal of provision in the fourth quarter of 2010.

•	Approximately $6.1 million of additional specific reserves were established in the first quarter of 2011, down $1.9 million, from $8.0 million in the fourth quarter of 2010.

•	The allowance for credit losses increased to $85.7 million, or 5.02% of loans and 69% of NPLs, at March 31, 2011, compared to $84.8 million, or 4.99% of loans, at December 31, 2010.

•	No new loans were placed on non-accrual status in the first quarter of 2011.

•

At March 31, 2011, loans with an aggregate outstanding balance, net of charge-offs, of $125.1 million were on non-accrual status compared to loans with an aggregate outstanding balance, net of charge-offs, of $135.6 million at December 31, 2010. Non-performing assets, net of charge-offs, specific reserves and other adjustments were $128.5 million, or 42.4% of their aggregate face amount, as of March 31, 2011.

•	Non-accrual loans with an outstanding balance of $107.3 million and an additional accruing loan with an outstanding balance of $8.4 million as of March 31, 2011 were also delinquent loans.

•

Net charge-offs were $5.3 million, or 1.44% of loans on an annualized basis, in the first quarter of 2011 compared to $5.9 million or 1.38% of loans on an annualized basis in the fourth quarter of 2010.

•	Recognized a loss of $3.4 million on equity interests retained in connection with workouts of certain impaired loans. Loss was recognized as a component of non-interest income.

•	The Company owned an interest in one property valued at $3.4 million, which was included in other real estate owned (“OREO”) as of March 31, 2011.

Funding and Capital

•	Added a $75 million credit facility with Wells Fargo to fund new equipment lease originations.

•	Extended our credit facility with Citi to June 15, 2011 with a bullet maturity payment due at that time.

•

Balance sheet leverage was 2.3x as of March 31, 2011, compared to 2.5x as of December 31, 2010, as repayments of advances under credit facilities and amortization of debt issued by CLO 2005-1 were partially offset by an increase in other borrowings.

•

Total cash and equivalents as of March 31, 2011 were $127.1 million, of which $36.2 million was unrestricted. Unrestricted cash decreased from approximately $54 million at December 31, 2010 and restricted cash decreased from approximately $178 million to $90.9 million.

Managed and Owned Loan Portfolios

•

Total origination volume for the first quarter of 2011 was $160 million compared to $235 million in the fourth quarter, reflecting a typical seasonal pattern of demand and a slower pace in the M&A market.

•	The composition of the owned loan portfolio continued to reflect a focus on senior debt with 97% invested in 1st lien senior secured loans at March 31, 2011.

•

The managed loan portfolio was $2.2 billion as of March 31, 2011 (approximately equal to December 31, 2010), reflecting the net impact of prepayments and scheduled amortization of existing loans, as well as charge-offs, which was offset by new loan origination.

•	Assets managed for the NCOF were $455.1 million at March 31, 2011, up slightly from December 31, 2010.

•	The owned loan portfolio was $1.7 billion as of March 31, 2011 down slightly from December 31, 2010.

•

The owned loan portfolio continued to be balanced across industry sectors and highly diversified by issuer. As of March 31, 2011, no outstanding borrowings by a single issuer represented more than 1.5% of total loans outstanding, and the ten largest issuers comprised approximately 10% of the loan portfolio.

Net Interest Income / Margin

•	Net interest income before provision for credit losses was $18.4 million for the first quarter of 2011 compared to $19.4 million for the fourth quarter of 2010.

•

Net interest margin increased slightly to 4.03% for the first quarter of 2011 compared to 4.01% for the fourth quarter of 2010 due principally to increase in net interest spread from new origination and repricings, as well as the accelerated amortization of certain deferred financing fees.

•	Adjusting for the impact of non-performing loans, the loan portfolio yield would have been 54 bps higher and net interest margin would have been 4.57%.

Non-Interest Income

•	Non-interest income was a loss of $0.5 million for the first quarter of 2011 compared to $6.9 million for the fourth quarter of 2010.

•

Non-interest income in the first quarter of 2011 consisted primarily of a $3.4 million loss on equity interests in certain of our impaired borrowers, partially offset by $1.0 million gain on the repurchase of debt, $0.6 million of asset management income, $0.4 million of unused fees on revolving credit commitments, $0.3 million of structuring fees and $0.2 million of amendment fees.

Expenses

•	Operating expenses decreased to $10.1 million in the first quarter of 2011 compared to $11.2 million in the fourth quarter of 2010 due principally to a decrease in professional services fees.

•	The Company had 82 full-time employees as of March 31, 2011.

Income Taxes

•

Deferred tax asset increased to $48.2 million as of March 31, 2011 from $48.1 million as of December 31, 2010. At March 31, 2011, the deferred tax asset was driven principally by differences in the timing of when credit costs and equity compensation expenses are recognized according to GAAP and when they are deductible for income tax.

•	Approximately $34.4 million and $12.7 million of the deferred tax asset as of March 31, 2011 were related to our allowance for credit losses and equity compensation, respectively.

Book Value

•	Book value per share was $11.04 at the end of the first quarter up from $10.96 at the end of the prior quarter primarily due to net income for the quarter.

Share Count

•

Average diluted shares outstanding were 53.3 million shares for the quarter compared to 52.7 million shares for the prior quarter. Total outstanding shares at March 31, 2011 were 50.5 million compared to 50.6 million at December 31, 2010.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call. International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through May 7, 2011 by dialing 800-642-1687. International callers should call 706-645-9291. For all replays, please use the passcode 60069612. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial (NASDAQ:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle market. The Company specializes in providing senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as, equipment purchases. NewStar originates loans and leases directly through a team of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $35 million and selectively underwrites or arranges larger transactions for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Darien CT, Chicago IL, Dallas TX, Los Angeles CA, Philadelphia, PA, and Houston TX. For more detailed transaction and contact information, please visit our website at www.newstarfin.com.

Contact:

Colleen M. Banse	Brian J. Fischesser
500 Boylston St., Suite 1250	500 Boylston St., Suite 1250
Boston, MA 02116	Boston, MA 02116
P. 617.848.2502	P. 617.848.2512
F. 617.848.4390	F. 617.848.4398
cbanse@newstarfin.com	bfischesser@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our limited operating history; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2010 Annual Report on Form 10-K, as supplemented by the Risk Factors contained in our Quarterly Reports on Form 10-Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 with the SEC on or before May 10, 2011 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “adjusted net income” and “adjusted earnings per share” mean net income or earnings per diluted share, respectively, as determined under GAAP, excluding the following items: compensation expense related to restricted stock grants made since our inception as a private company, including equity awards made in connection with the initial public offering; including the impact on our effective tax rate. GAAP requires that these items be included in net income. NewStar management uses “adjusted net income” and “adjusted earnings per share” to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition. Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants made since our inception as a private company, eliminates unique amounts that make it difficult to assess our core performance and compare our period-over-period results. A reconciliation of adjusted net income to net income is included on page 7 of this release.

Adjusted return on average assets means adjusted net income divided by average assets for the period. Adjusted return on average equity means adjusted net income divided by average equity for the period. Adjusted efficiency ratio means operating expenses determined in accordance with GAAP less i) compensation expense related to restricted stock grants made since our inception as a private company. The adjusted ratios exclude unique expenses that make it difficult to assess our core performance and compare our period-over-period results.

A reconciliation of our adjusted financial measures to their GAAP equivalents is included on page 7 of this release. NewStar’s adjusted financial measures should not be considered as alternatives to financial measures determined in accordance with GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

($ in thousands)	March 31, 2011	December 31, 2010	March 31, 2010
Assets:
Cash and cash equivalents	$36,163	$54,365	$17,783
Restricted cash	90,927	178,364	127,347
Investments in debt securities, available-for-sale	4,049	4,014	4,051
Loans held-for-sale, net	19,090	41,386	18,457
Loans, net	1,594,998	1,590,331	1,784,634
Deferred financing costs, net	13,773	15,504	21,311
Interest receivable	7,450	6,797	8,470
Property and equipment, net	1,034	879	910
Deferred income taxes, net	48,236	48,093	60,505
Income tax receivable	2,966	5,435	10,257
Other assets	17,530	29,798	39,030

Total assets	$1,836,216	$1,974,966	$2,092,755

Liabilities:
Credit facilities	$78,345	$108,502	$56,349
Term debt	1,174,821	1,278,868	1,455,008
Accrued interest payable	3,678	4,014	3,730
Accounts payable	1,003	242	720
Other liabilities	20,588	29,161	34,998

Total liabilities	1,278,435	1,420,787	1,550,805

NewStar Financial, Inc. stockholders’ equity	557,781	554,179	537,803
Noncontrolling interest	—	—	4,147

Total stockholders’ equity	557,781	554,179	541,950

Total liabilities and stockholders’ equity	$1,836,216	$1,974,966	$2,092,755

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
($ in thousands, except per share amounts)	March 31, 2011	December 31, 2010	March 31, 2010
Net interest income:
Interest income	$26,988	$28,483	$29,103
Interest expense	8,542	9,092	13,049

Net interest income	18,446	19,391	16,054
Provision for credit losses	6,253	(768)	27,047

Net interest income (loss) after provision for credit losses	12,193	20,159	(10,993)

Non-interest income:
Fee income	575	983	381
Asset management income	628	664	651
Gain (loss) on derivatives	(4)	(92)	18
Loss on sale of loans	—	(3)	—
Gain on acquisition	—	5,649	—
Other income (loss)	(1,680)	(343)	3,521

Total non-interest income (loss)	(481)	6,858	4,571
Operating expenses:
Compensation and benefits	7,545	7,495	6,384
Occupancy and equipment	524	543	644
General and administrative expenses	2,080	3,192	2,765

Total operating expenses	10,149	11,230	9,793

Income (loss) before income taxes	1,563	15,787	(16,215)
Income tax expense (benefit)	637	6,414	(6,373)

Net income (loss) before noncontrolling interest	926	9,373	(9,842)
Net income attributable to noncontrolling interest	—	—	(89)

Net income (loss)	$926	$9,373	$(9,931)

After tax adjustments to net income (loss):
IPO related compensation and benefits expense (1)	303	711	685

Adjusted net income (loss)	$1,229	$10,084	$(9,246)

Net income (loss) per share:
Basic	$0.02	$0.19	$(0.20)
Diluted	$0.02	$0.18	$(0.20)

Weighted average shares outstanding:
Basic	48,545,512	48,745,084	49,938,701
Diluted	53,307,890	52,749,213	49,938,701

Adjusted net income (loss) per share:
Basic	$0.03	$0.21	$(0.19)
Diluted	$0.02	$0.19	$(0.19)

Adjusted weighted average shares outstanding:
Basic	48,545,512	48,745,084	49,938,701
Diluted	53,307,890	52,749,213	49,938,701

(1)	Non-cash compensation charge related to restricted stock grants made since our inception as a private company, including equity awards made in connection with the initial public offering.

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

Three Months Ended
($ in thousands)	March 31, 2011	December 31, 2010	March 31, 2010
Performance Ratios:
Return on average assets	0.20%	1.93%	(1.88)%
Return on average equity	0.67	6.76	(7.37)
Net interest margin, before provision	4.03	4.01	3.03
Efficiency ratio	56.49	42.78	47.69
Loan portfolio yield	6.35	6.33	5.91

Credit Quality Ratios:
Delinquent loan rate (at period end)	6.78%	6.74%	7.23%
Delinquent loan rate for accruing loans 60 days or more past due (at period end)	0.49	0.50	0.26
Non-accrual loan rate (at period end)	7.33	7.98	8.14
Non-performing asset rate (at period end)	7.51	8.17	8.63
Annualized net charge off rate (end of period loans)	1.44	1.38	5.40
Annualized net charge off rate (average period loans)	1.44	1.32	5.21
Allowance for credit losses ratio (at period end)	5.02	4.99	6.04

Capital and Leverage Ratios:
Equity to assets	30.38%	28.06%	25.75%
Debt to equity	2.25	x	2.50	x	2.81	x
Book value per share	$11.04	$10.96	$10.79

Average Balances:
Loans and other debt products, gross	$1,717,228	$1,782,540	$1,994,120
Interest earning assets	1,854,414	1,917,295	2,146,723
Total assets	1,861,560	1,930,917	2,141,216
Interest bearing liabilities	1,260,248	1,327,025	1,566,627
Equity	557,702	549,830	546,234

Allowance for credit loss activity:
Balance as of beginning of period	$84,781	$91,468	$114,470
General provision (credit) for credit losses	174	(8,763)	4,755
Specific provision for credit losses	6,079	7,995	22,292
Net charge offs	(5,322)	(5,919)	(25,565)

Balance as of end of period	$85,712	$84,781	$115,952

Supplemental Data (at period end):
Investments in debt securities, gross	$6,393	$6,468	$6,600
Loans held-for-sale, gross	19,431	42,228	18,668
Loans held-for-investment, gross	1,703,473	1,698,238	1,920,792

Loans and investments in debt securities, gross	1,729,297	1,746,934	1,946,060
Unused lines of credit	252,318	270,793	222,894
Standby letters of credit	7,768	8,737	15,508

Total funding commitments	$1,989,383	$2,026,464	$2,184,462

Loan portfolio	$1,729,297	$1,746,934	$1,946,060
Loans owned by NewStar Credit Opportunities Fund	455,113	451,929	508,120

Managed loan portfolio	$2,184,410	$2,198,863	$2,454,180

Loans held-for-sale, gross	$19,431	$42,228	$18,668
Loans held-for-investment, gross	1,703,473	1,698,238	1,920,792

Total loans, gross	1,722,904	1,740,466	1,939,460
Deferred fees, net	(23,549)	(24,247)	(21,025)
Allowance for loan losses - general	(24,160)	(24,152)	(43,239)
Allowance for loan losses - specific	(61,107)	(60,350)	(72,105)

Total loans, net	$1,614,088	$1,631,717	$1,803,091

NewStar Financial, Inc.

Non-GAAP Data

(unaudited)

	Adjusted
	Three Months Ended
($ in thousands)	March 31, 2011	December 31, 2010	March 31, 2010
Performance Ratios:
Return on average assets	0.27%	2.07%	(1.75)%
Return on average equity	0.89	7.28	(6.86)
Efficiency ratio	53.65	39.74	42.21

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$10,149	$11,230	$9,793
Less: IPO related compensation and benefits expense(2)	511	798	1,125

Adjusted operating expenses	$9,638	$10,432	$8,668

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants made since our inception as a private company, including equity awards made in connection with the initial public offering.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

($ in thousands)	March 31, 2011		December 31, 2010		March 31, 2010
Portfolio Data:
First mortgage	$259,070	15.0%	$264,156	15.1%	$306,010	15.7%
Senior secured asset-based	73,037	4.2	73,764	4.2	23,443	1.2
Senior secured cash flow	1,344,448	77.8	1,356,805	77.7	1,533,501	78.8
Other	52,742	3.0	52,209	3.0	83,106	4.3

Total	$1,729,297	100.0%	$1,746,934	100.0%	$1,946,060	100.0%

Leveraged Finance	$1,386,811	80.2%	$1,396,934	80.0%	$1,625,500	83.5%
Real Estate	277,496	16.0	282,610	16.2	320,560	16.5
Business Credit	64,990	3.8	67,390	3.8	—	—

Total	$1,729,297	100.0%	$1,746,934	100.0%	$1,946,060	100.0%